Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-75826, 333-01273, 333-03131, 333,18001, 333-76338 and 333-109263) and on Form S-8 (File Nos. 33-58742, 33-76652, 33-94730, 333-24969, 33-94736, 333-40315, 333-48911, 333-40572, 333-104094, 333-104095, 333-115921, and 333-127987) of Indevus Pharmaceuticals, Inc., of our report dated December 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10K.

/s/ PricewaterhouseCoopers
Boston, Massachusetts
December 14, 2005